Exhibit 4.1
Description of Capital Stock
General
As of December 31, 2024, our authorized capital consisted of:
•1,800,000,000 shares of common stock, par value $0.10 per share (“common stock”), of which approximately 764,151,477 were outstanding, and
•5,000,000 shares of preferred stock, par value $0.10 per share (“preferred stock”), issuable in series, of which no shares were issued and outstanding.

This description is a summary only and does not purport to be complete. We encourage you to read the complete text of our restated certificate of incorporation and amended and restated bylaws, which we have filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Common Stock
Holders of common stock may receive dividends if and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations to holders of any preferred stock and covenants contained in debt agreements.
Holders of common stock are entitled to one vote per share on matters submitted to them. Cumulative voting of shares is prohibited, meaning that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.
The common stock has no preemptive rights and is not convertible, redeemable or assessable, or entitled to the benefits of any sinking fund. If we liquidate or dissolve our business, the holders of common stock will share ratably in all assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions.
All issued and outstanding shares of common stock are fully paid and nonassessable. In October 2021, in connection with a merger involving Cimarex Energy Co. (“Cimarex”), we effectively assumed the obligations associated with Cimarex’s 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Cimarex Preferred Stock”). Each holder of Cimarex Preferred Stock has the right at any time, at its option, to convert any or all of such holder’s shares of Cimarex Preferred Stock at an initial conversion rate of 34.1008 fully paid and nonassessable shares of our common stock and $471.3975 in cash per share of Cimarex Preferred Stock. The initial conversion rate of 34.1008 fully paid and nonassessable shares of our common stock adjusts upon the occurrence of certain events, including the payment of cash dividends to our common stockholders, and is 41.5377 as of December 31, 2024.
Additionally, beginning on and continuing after October 15, 2021, Cimarex has the right, at its option, if the closing sale price of our common stock meets certain criteria, to elect to cause all, and not part, of the outstanding shares of Cimarex Preferred Stock to be converted into that number of shares of our common stock for each eligible share of Cimarex Preferred Stock equal to the conversion rate in effect on the mandatory conversion date as such conversion rate is determined pursuant to the Certificate of Designations for the Cimarex Preferred Stock and $471.3975 in cash per share of Cimarex Preferred Stock.

Exhibit 4.1
The common stock is listed on the New York Stock Exchange and trades under the symbol “CTRA.”
Preferred Stock
The preferred stock may be issued in one or more series. Our board of directors may establish attributes of any series, including, without limitation, the designation and number of shares in the series, dividend rates (cumulative or noncumulative), conversion rights, redemption rights, voting rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of a series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series.
Subject to our amended and restated certificate of incorporation and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as our board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.
Limitation on Directors’ and Officers’ Liability and Certain Indemnification Obligations
Delaware law allows corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of directors’ and officers’ fiduciary duty of care. Our amended and restated certificate of incorporation limits the liability of our directors and officers to the fullest extent permitted by this law. Specifically, our directors and officers will not be personally liable for monetary damages for any breach of their fiduciary duty, except for liability:
•for any breach of their duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for any transaction from which the director or officer derived an improper personal benefit;
•solely with respect to our directors, under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; and
•solely with respect to our officers, for any action by us or in our right.

These limitations may have the effect of reducing the likelihood of derivative litigation against our directors and officers, and may discourage or deter a lawsuit for breach of their duty of care being brought by stockholders (and, solely with regard to directors, by management), even though such an action, if successful, might otherwise have benefited our stockholders.
Additionally, our amended and restated bylaws provide indemnification to our directors and officers and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers that indemnify them to the fullest extent permitted by Delaware law.

Exhibit 4.1
Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law
Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.
Advance Notice for Stockholder Proposals and Director Nominations
Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, the advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, except that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting (or, if less than 100 days’ prior notice or public announcement of the scheduled meeting date is given or made, then the 10th day following the earlier of the day on which the notice of such meeting was mailed to our stockholders or the day on which such public announcement was made). The notice must set forth specific information regarding that stockholder and that business or director nominee, as well as certain representations of the applicable stockholder (or beneficial owner), each as described in our amended and restated bylaws.
Proxy Access
Our amended and restated bylaws permit a stockholder, or a group of up to 20 stockholders (with a group of any two or more funds that are under common management and investment control constituting a single stockholder), owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to 20% of our board of directors (or, if such amount is not a whole number, the closest whole number below 20%), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the amended and restated bylaws and subject to the other terms and conditions set forth in the amended and restated bylaws.
Vacancies on the Board of Directors
Our amended and restated bylaws provide that vacancies on the board of directors arising through death, resignation, retirement or removal shall be filled only by a majority of the directors then in office whether or not the remaining directors constitute a quorum.
Stockholder Action by Written Consent
Our amended and restated bylaws permit stockholders to act by written consent without a meeting. Any stockholder of record seeking to have the stockholders act by written consent must

Exhibit 4.1
by written notice request our board of directors fix a record date, which must be fixed promptly (but in all events within 10 days) after the date on which such request is received.
Special Meetings of Stockholders
Our amended and restated bylaws provide that special meetings of stockholders may be called at any time only by our chairman, our chief executive officer, our president or our board of directors. The only business that may be conducted at a special meeting of stockholders is that business specified in the notice of the meeting.
Delaware Anti-Takeover Statute
As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (“DGCL”). In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:
•before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;
•upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
•after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.
Under Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15% stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, or the successors of these directors.
Exclusive Forum for Adjudication of Disputes
Our amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent of ours to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our

Exhibit 4.1
amended and restated bylaws or amended and restated certificate of incorporation (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine or asserting an “internal corporate claim” (as that term is defined in Section 115 of the DGCL). In addition, unless we consent in writing to the selection of an alternative forum, the Federal District Courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).
Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions are beneficial by providing increased consistency in the application of Delaware law or U.S. securities laws in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers or against us. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and have consented to the provisions of our amended and restated bylaws related to choice of forum. The enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated bylaws is inapplicable or unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Equiniti Trust Company.